Exhibit No. 4.5
The Progressive Corporation
Notice to Holders of The Progressive Corporation’s
6.25% Senior Notes Due 2032
(CUSIP No. 743315 AL7)
Dated: June •, 2007

     Notice is hereby given pursuant to Section 11.4 of the Indenture dated September 15, 1993, as heretofore supplemented and amended, between The Progressive Corporation (the “Company”) and U.S. Bank National Association, as Successor Trustee, that the Company has executed a Replacement Capital Covenant dated as of June 21, 2007 (the “RCC”), in connection with the Company’s issuance of its 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures (CUSIP No. 743315 AM5), in the aggregate principal amount of $1,000,000,000, on June 21, 2007 (the “Debentures”).
     Pursuant to the RCC, the Company has agreed for the benefit of holders of the Company’s 6.25% Senior Notes Due 2032 (CUSIP No. 743315 AL7) that the Debentures will not be repaid, redeemed, defeased or purchased by the Company before June 15, 2047, unless, during the applicable measurement period with respect to such repayment, redemption, defeasance or purchase, the Company and its subsidiaries have issued specified amounts of certain replacement capital securities on the terms and conditions set forth in the RCC.
     Please refer to the RCC, a copy of which is attached hereto as Exhibit A, for all applicable terms and conditions.